Milacron’s 3rd Quarter Earnings Up 13% to $.53 Per Share

On 4% Sales Growth From Ongoing Businesses

CINCINNATI, OHIO, October 31, 2000...Milacron Inc. (NYSE: MZ) today reported third quarter sales of $394 million, up 4% from ongoing businesses, and earnings of $.53 per share, a 13% increase over the third quarter of 1999 and in line with expectations. The company said fourth quarter earnings would likely approximate those of the same period a year ago, $.61 per share, and is targeting a 10% to 12% increase in earnings per share in 2001 on sales growth of 5% to 6%.

Consolidated Results - Third Quarter

For the quarter ended September 30, 2000, Milacron earned $18.5 million, or $.53 per share (diluted), a 13% EPS increase over the third quarter of 1999. Net earnings included after-tax restructuring costs of $0.4 million, or $.01 per share, but were aided by the third quarter sale of the company’s European industrial magnet business, which resulted in an after-tax gain of $0.8 million, or $.02 per share. In the third quarter of 1999, Milacron reported net earnings of $17.4 million, or $.47 per share.

Sales of $394 million were up 4% after adjusting for the divestiture of the company’s European extrusion systems business sold at year-end 1999. Adverse currency translation reduced reported sales by 4% in relation to the year-ago quarter. In the third quarter of 1999, Milacron reported sales of $393 million, including $15 million in revenues from the divested business. New orders in the 2000 third quarter were $380 million, down from $406 million a year ago but even with last year when adjusting for currency and the divestiture. Operating cash flow or EBITDA (earnings before interest, taxes, depreciation, and amortization) was $51.6 million, up 4.5% from $49.4 million in the year-ago quarter.

“Milacron showed good improvement in sales, earnings and operating cash flow in the quarter despite negative impacts of the weakening euro and higher oil prices,” said Ronald D. Brown, president and chief operating officer. “Strong performances by most of our operations more than offset softer demand for grinding wheels and blow molding systems. With increasing cash flow, we bought back common stock and still reduced debt by over $40 million, improving our debt-to-capital ratio.

“The execution of previously announced efficiency measures throughout our operations also helped us to meet expectations for the quarter,” Brown added. “We are on or ahead of schedule in all major areas. We have closed five manufacturing facilities, eliminated over 400 administrative or indirect positions, and we are on track with the consolidation of our blow molding systems operations, which will be completed in Europe in early 2001. Furthermore, we continue to benefit from our investment in new products, which is running 10% ahead of last year, and we remain committed to generating more cash through better working capital management,” he said.

Consolidated Results - First Three Quarters

Year to date in 2000, Milacron’s net earnings totaled $50.3 million, up 5% from $47.8 million in 1999. Earnings per share for the first three quarters of 2000 were $1.41, up 10% from $1.28, thanks in part to the company’s share repurchase program. Sales in the first three quarters were $1.195 billion compared to $1.186 billion in 1999, representing a 5% increase after adjusting for the divestiture of the European extrusion systems business. New orders year to date were $1.181 billion, down from $1.191 billion in 1999 but up 3% after adjusting for the divestiture. Adverse currency translation reduced reported sales and orders by 4% and 3% respectively. So far in 2000, Milacron has generated operating cash flow (EBITDA) of $149 million, up 6% from $141 million last year.

Share Repurchase and Debt Reduction

Following the board of directors’ authorization in February to buy back up to four million shares, or about 11%, of the outstanding common stock, Milacron repurchased over 500,000 shares in the third quarter and an additional 700,000 shares so far in the fourth quarter, bringing the total for the year to approximately three million shares. Even with this action, cash generated from operations and proceeds from the sale of the magnet business allowed the company to reduce debt in the quarter, bringing the debt-to-capital ratio down to 49% from 52% at the end of the second quarter.

Segment Results

Plastics Technologies - The group’s sales in the quarter were $213 million, up 6% over the third quarter of 1999 excluding sales of the divested European extrusion systems business. Despite continued solid increases in the injection molding machine business, the group’s new orders declined to $199 million from $236 million, largely as a result of the divestiture and softer demand for container blow molding systems due to the ongoing consolidation of the dairy industry. Currency translation also reduced sales and orders by about 4% and 3%, respectively, compared to the third quarter of 1999.

Excluding restructuring costs, the group’s operating earnings rose 25% to $26.2 million from $21.0 million in the year-ago quarter. As a percent of sales, operating earnings increased more than two and one-half points to 12.3% from 9.7%. Operating earnings were aided by extensive efficiency measures, $4 million in royalty income from the licensing of patented technology, and improved profitability in all plastics businesses except blow molding systems, whose operations are currently being restructured.

Year to date in 2000, the plastics group’s sales were $652 million, about even with $654 million in 1999 but up 7% when adjusted for the divestiture. New orders for the first three quarters were $632 million down from $666 million, but up 2% excluding the divestiture. Currency translation reduced reported sales and orders by more than 3% and 2% respectively in relation to 1999. Operating earnings before restructuring costs were $74.2 million, up 20% from $61.6 million in the first three quarters of 1999 and included $5.8 million in royalty income.

Metalworking Technologies - The group’s sales and new orders in the quarter were $181 million, up from $177 million and $170 million, respectively, a year earlier. Excluding the effects of currency translation, sales and new orders rose by 8% and 11%, respectively, compared to the third quarter of 1999. Sales of carbide insert cutting tools and steel insert holders showed good gains in North America and were up slightly in Europe in local currencies. In North America, demand for high-speed steel drills was flat to down, while sales of solid carbide end mills and drills increased over the year-ago period. Sales of metalworking fluids showed good growth in both North America and Europe, as the group benefited from its expanded product offering.

The group’s operating earnings before restructuring costs were $17.2 million, or 9.5% of sales, down from $18.2 million, or 10.3% of sales, in the year-ago quarter. Despite improved earnings in inserts and round tools in North America, the segment’s profitability declined due to lower margins in grinding wheels and metalworking fluids, as the latter business was negatively impacted by higher oil prices. Currency translation further reduced operating earnings by approximately 3% in the quarter.

For the first three quarters of 2000, the metalworking group’s sales increased 2% to $543 million from $532 million, while operating earnings were off slightly at $49.6 million versus $50.6 million in 1999. Currency translation reduced year-to-date sales and operating profit by 5% and 3% respectively.

Milacron Inc. (NYSE: MZ) is a world leader in plastics processing and metalworking technologies with major manufacturing facilities in North America, Europe and India and 11,000 employees worldwide. Plastics technologies include injection molding machines, blow molding equipment, extrusion systems and wear items, mold bases, mold-making equipment and mold components, as well as aftermarket and MRO (maintenance, repair and operating) parts and services. Metalworking technologies include carbide metalcutting inserts, insert holders, carbide and high-speed steel round tools, metalworking fluids, chemical and tool management services, precision grinding wheels and carbide wear parts. For further information, visit the company’s web site, www.milacron.com, or call the toll-free investor hot line: 800-909-MILA (800-909-6452).

Milacron Inc. and Subsidiaries (In millions)			Third Quarter 2000
Segment and Supplemental Information
	Quarter Ended		Year to Date

	September 30,	September 30,	September 30,	September 30,
	2000	1999	2000	1999

Plastics Technologies
Sales	$213.0	$215.6	$652.0	$654.2
Operating cash flow (a)	33.6	29.9	97.7	87.2
Segment earnings	26.2	21.0	74.2	61.6
Percent of sales	12.3%	9.7%	11.4%	9.4%
New Orders	199.4	236.2	632.2	665.5

Metalworking Technologies
Sales	$181.0	$177.4	$543.4	$531.8
Operating cash flow (a)	24.1	24.4	70.3	69.3
Segment earnings	17.2	18.2	49.6	50.6
Percent of sales	9.5%	10.3%	9.1%	9.5%
New Orders	180.5	169.9	548.7	525.2

Total Continuing Operations
Sales	$394.0	$393.0	$1,195.4	$1,186.0
Operating cash flow (a)	51.6	49.4	149.4	140.8
Segment earnings	43.4	39.2	123.8	112.2
Restructuring costs (b)	(0.6)	—	(2.1)	—
Gain on divestiture of business (c)	1.5	—	1.5	—
Corporate expenses	(4.4)	(3.4)	(13.7)	(11.2)
Other unallocated expenses (d)	(1.9)	(1.3)	(5.4)	(3.9)

Operating earnings	38.0	34.5	104.1	97.1
Percent of sales	9.6%	8.8%	8.7%	8.2%
New orders	379.9	406.1	1,180.9	1,190.7
Ending backlog	204.5	259.6	204.5	259.6

(a)	Represents EBITDA (earnings before interest, income taxes, depreciation and amortization).
(b)	Represents costs to improve operating efficiency and strengthen synergies with recently acquired businesses.
(c)	Represents a gain on the sale of the company's industrial magnets business.
(d)	Other unallocated expenses include financing costs related to the sale of accounts receivable.

Milacron Inc. and Subsidiaries (In millions)	Third Quarter 2000
Consolidated Balance sheets
	September 30, 2000	September 30, 1999

Assets
Cash and cash equivalents	$27.2	$41.2
Notes and accounts receivable-net	202.9	218.3
Inventories	373.0	401.1
Other current assets	51.7	48.0
Property, plant and equipment-net	297.3	342.9
Other noncurrent assets	499.2	491.3

Total assets	$1,451.3	$1,542.8

Liabilities and Shareholders' Equity
Bank borrowings and current portion of long-term debt	$92.5	$228.9
Trade accounts payable and advance billings and deposits	144.8	157.3
Other current liabilities	171.2	168.4
Long-term accrued liabilities	188.1	185.3
Long-term debt	374.5	320.1
Shareholders' equity	480.2	482.8

Total liabilites and shareholders' equity	$1,451.3	$1,542.8

Consolidated Cash Flows
	Quarter Ended		Year to Date

	September 30,	September 30,	September 30,	September 30,
	2000	1999	2000	1999
Increase (decrease) in cash and cash equivalents Operating activities cash flows
Net earnings	$18.5	$17.4	$50.3	$47.8
Depreciation and amortization	14.4	14.9	44.6	43.7
Gain on divestiture of business	(1.5)	—	(1.5)	—
Working capital changes
Notes and accounts receivable	14.0	6.3	0.7	(3.5)
Inventories	(9.8)	(2.7)	(23.5)	(19.4)
Other current assets	(1.4)	(1.2)	(7.2)	(4.9)
Trade accounts payable and other current liabilities	(0.2)	2.1	(7.6)	(19.0)
Deferred income taxes and other-net	(3.6)	0.8	(6.4)	8.8

Net cash provided by operating activities	30.4	37.6	49.4	53.5

Investing activities cash flows
Capital expenditures	(10.7)	(7.3)	(27.6)	(36.1)
Divestitures	14.2	—	11.2	9.6
Acquisitions	(0.5)	(35.8)	(4.1)	(46.8)
Disposals of property, plant and equipment	3.2	2.6	4.0	3.1

Net cash provided (used) by investing activities	6.2	(40.5)	(16.5)	(70.2)

Financing activities cash flows
Dividends paid	(4.2)	(4.5)	(12.9)	(13.6)
Issuance of long-term debt	—	—	110.1	—
Repayments of long-term debt	(12.3)	—	(145.1)	—
Increase (decrease) in bank borrowings	(18.1)	12.1	(5.9)	42.7
Net purchases of treasury and other common shares	(7.4)	0.1	(31.3)	(18.7)

Net cash provided (used) by financing activities	(42.0)	7.7	(85.1)	10.4

Effect of exchange rate fluctuations on cash and cash equivalents	(0.8)	.6	(1.9)	(1.4)

Increase (decrease) in cash and cash equivalents	(6.2)	5.4	(54.1)	(7.7)

Cash and cash equivalent at beginning of period	33.4	35.8	81.3	48.9

Cash and cash equivalent at end of period	$27.2	$41.2	$27.2	$41.2

Note: These statements are unaudited and subject to year-end adjustments.

Milacron Inc. and Subsidiaries (In millions, except per-share data)		Third Quarter 2000
Consolidated Earnings
	Quarter Ended		Year to Date

	September 30,	September 30,	September 30,	September 30,
	2000	1999	2000	1999

Sales	$394.0	$393.0	$1,195.4	$1,186.0
Cost of products sold	292.0	290.5	885.1	877.6

Manufacturing margins	102.0	102.5	310.3	308.4

Percent of Sales	25.9%	26.1%	26.0%	26.0%

Other costs and expenses
Selling and administrative	65.8	64.3	199.3	203.1
Restructuring costs (a)	0.6	—	2.1	—
Gain on divestiture of business (b)	(1.5)	—	(1.5)	—
Other-net	(0.9)	3.7	6.3	8.2

Total other costs and expenses	64.0	68.0	206.2	211.3

Percent of Sales	16.2%	17.3%	17.2%	17.8%

Operating earnings	38.0	34.5	104.1	97.1
Percent of Sales	9.6%	8.8%	8.7%	8.2%

Interest expense-net of interest income	(10.5)	(9.5)	(29.6)	(28.1)

Earnings before income taxes and minority shareholders' interest	27.5	25.0	74.5	69.0

Provision for income taxes	8.5	6.8	23.1	19.8

Earnings before minority shareholders' interests	19.0	18.2	51.4	49.2

Minority shareholders' interests	0.5	0.8	1.1	1.4

Net earnings	$18.5	$17.4	$50.3	$47.8

Earnings per common share
Basic	$0.53	$0.47	$1.42	$1.29

Diluted	$0.53	$0.47	$1.41	$1.28

(a)	Represents additional costs ($.4 million after tax, or $.01 per share, for the third quarter and $1.4 million after tax, or $.04 per share, for the year to date) related to initiatives announced in 1999 to improve operating efficiency and strengthen synergies with recently acquired businesses and to consolidate Uniloy's European operations.
(b)	Represents a gain ($.8 million after tax or $.02 per share) on the sale of the company's industrial magnets business.
Note: These statements are unaudited and subject to year-end adjustments.

Milacron Inc. and Subsidiaries			Third Quarter 2000

	Quarter Ended			Year to Date

	September 30,		September 30,	September 30,		September 30,
	2000		1999	2000		1999

Sales	$393,955,000		$392,953,000	$1,195,401,000		$1,186,002,000

Net earnings	18,518,000	(a)	17,360,000	50,345,000	(a)	47,775,000
Per Share
Basic	0.53		0.47	1.42		1.29
Diluted	0.53		0.47	1.41		1.28
Common Shares
Weighted average outstanding for basic EPS	34,588,000		36,727,000	35,379,000		36,918,000
Weighted average outstanding for diluted EPS	34,678,000		36,994,000	35,487,000		37,157,000
Outstanding at quarter end	34,348,000		37,013,000	34,348,000		37,013,000

(a)	Includes after tax restructuring costs of $.4 million, or $.01 per share, for the third quarter and $1.4 million, or $.04 per share, for the year to date.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in Item 2 of the company’s most recent Form 10-Q, on file with the Securities and Exchange Commission.